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September 21, 2022

Fidelity Securities Fund

245 Summer Street

Boston, MA 02210

Re: Post-Effective Amendment No. 145 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Fidelity Securities Fund, a Massachusetts business trust (the “Trust”) and its series Fidelity Blue Chip Growth Fund, Fidelity Blue Chip Growth K6 Fund, Fidelity Blue Chip Value Fund, Fidelity Dividend Growth Fund, Fidelity Growth & Income Portfolio, Fidelity Leveraged Company Stock Fund, Fidelity OTC K6 Portfolio, Fidelity OTC Portfolio, Fidelity Real Estate Income Fund, Fidelity Series Blue Chip Growth Fund, Fidelity Series Real Estate Income Fund, Fidelity Series Small Cap Opportunities Fund, Fidelity Small Cap Growth Fund, Fidelity Small Cap Growth K6 Fund, and Fidelity Small Cap Value Fund (the “Funds”), in connection with Post-Effective Amendment No. 145 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinion set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Amendment; the Amended and Restated Declaration of Trust of the Trust dated August 15, 2002, as amended;  the By-Laws of the Trust dated June 17, 2004; and other such Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein. In addition, we have reviewed and relied upon a Certificate issued by the Secretary of the Commonwealth of Massachusetts.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees;

(iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  Where documents are referred to in resolutions approved by the Board of Trustees, or in the Amendment, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that each Fund’s shares registered under the Securities Act, when issued and sold in accordance with the terms of purchase described in the Amendment, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.  We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the use of our name in the Amendment unless and until we revoke such consent.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP